Chico's FAS, Inc.	CHS	Q1 2019 Earnings Call	Jun. 11, 2019
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Exhibit 99.1
PARTICIPANTS

Corporate Participants

Julie F. Lorigan – Vice President-Investor Relations, Public Relations & Corporate Communications, Chico’s FAS, Inc.
Bonnie R. Brooks – Interim President and Chief Executive Officer, Director & Member-Executive Committee, Chico’s FAS, Inc.
Todd E. Vogensen – Executive Vice President, Chief Financial Officer & Assistant Corporate Secretary, Chico’s FAS, Inc.
Other Participants

Susan Anderson – Analyst, B. Riley FBR, Inc.
Kimberly Conroy Greenberger – Analyst, Morgan Stanley & Co. LLC
Daniel Ryan Stroller – Analyst, Nomura/Instinet
Janine Stichter – Analyst, Jefferies LLC
Roxanne Meyer – Analyst, MKM Partners LLC
Janet J. Kloppenburg – Analyst, JJK Research
Gabriella Carbone – Analyst, Deutsche Bank Securities, Inc.

MANAGEMENT DISCUSSION SECTION

Operator: Good morning and welcome to the Chico’s FAS First Quarter 2019 Earnings Conference Call. All participants will be in listen-only mode. [Operator Instructions] After today’s presentation, there will be an opportunity to ask questions. [Operator Instructions]

I would now like to turn the conference over to Julie Lorigan, Vice President of Investor Relations. Ms. Lorigan, please go ahead.

Julie F. Lorigan, Vice President-Investor Relations, Public Relations & Corporate Communications, Chico’s FAS, Inc.

Thank you, Anita, and good morning, everyone. Welcome to Chico’s FAS first quarter 2019 earnings conference call and webcast. Joining me today are Bonnie Brooks, our Interim CEO and President; and Todd Vogensen, our Chief Financial Officer. Our earnings release issued today can be found on our website at www.chicosfas.com under Investor Relations, Press Releases.

Let me caution you today that today’s comments will include forward-looking statements about our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry, which speak only as of today’s date. You should not unduly rely on forward-looking statements. Important factors that could cause actual results or events to differ materially from those projected or implied by our forward-looking statements are included in our earnings

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Chico's FAS, Inc.	CHS	Q1 2019 Earnings Call	Jun. 11, 2019
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release issued this morning, in our SEC filings and in the comments that are made on this call. We disclaim any obligation to update or revise any information discussed in this call, except as may be otherwise required by law.

And with that, I will turn the call over to Bonnie.

Bonnie R. Brooks, Interim President and Chief Executive Officer, Director & Member-Executive Committee, Chico’s FAS, Inc.

Thank you, Julie, and good morning, everyone. In the first quarter, we made significant changes to the company’s leadership and reset our priorities. We initiated a search for our new CEO, have brought in new talent within the brands and actions are now underway across the company with a focus on three distinct areas that we believe will positively impact our results.

On today’s call, I will review these new priorities and provide an update on our performance. Following my remarks, I’ll turn the call over to Todd for a review of our financial results in more detail and then, we will take your questions.

As you know, I stepped in as Interim CEO in April after having been a member of the Chico’s FAS board since 2016 and having spent more than three decades in the retail apparel industry. Over these past weeks, I have been working directly with our teams to examine product, review our quality and styling and evaluate marketing for all three brands. I have also been in the field engaging with customers, partners, including new vendors, and speaking with other stakeholders.

This work as Interim CEO and my experience in executing successful turnarounds of other major apparel retailers helped us to find three new operating priorities, which we have implemented internally and are sharing today. These include, first, driving stronger sales through improved product; second, optimizing the customer journey by simplifying, digitizing and extending our unique and personalized service; and third, transforming our sourcing and supply chain operations to increase product speed to market and improve quality. Actions are under way in each of these areas.

But before I review those actions, let’s address our first quarter performance. Top and bottom line results were in line with our expectations for the first quarter with performance mixed by brand. Karen McKibbin started as Chico’s new Brand President on April 1 and the brand has already benefited from her influence.

Under her direction, Chico’s is elevating both the quality and overall aesthetic. Customers responded favorably to our spring and summer assortments, which reflected a more balanced product architecture.

At Soma, we continue to deliver positive results. Successes in our two key focus areas of bras and sleepwear helped drive a 3.4% comp sales increase. We saw particular success with our Enbliss range extensions, which is on track to be the number one bra franchise in our portfolio. We also saw excellent momentum with our Cool Nights sleepwear and with our shirt – our sleep shirt in high demand and our customer continuing to buy our mix and match separates.

At White House Black Market, misses in color and print resulted in a first quarter comparable sales decline. However, we took immediate steps to course correct by bringing in new merchandising and design talent and adjusting future product. I’ll talk more about this shortly. I want to emphasize now that even with the improvement at Chico’s and the continuing growth at Soma, we know more must be done to improve performance and value creation. We are not standing still.

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Chico's FAS, Inc.	CHS	Q1 2019 Earnings Call	Jun. 11, 2019
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Let me provide additional color on the work underway. First, our priority is to drive stronger sales across our entire portfolio. In the past six weeks, we have put the customer at the center of everything we are doing. This means we have taken many projects and distractions that were on the agenda completely off the agenda if they do not relate to the customer and sales. This is a customer that I know well and have built many profitable sales around for decades in apparel. This is a customer that is at the center of the actions we are now taking in our brands.

Job one for our business is creating exciting, wanted and affordable fashion in each of the brands. This is what myself and the team leaders have been spending significant time on assessing the DNA of the brands and aligning that DNA to the customer, the product, the marketing and the stores and online selling tools.

We have significant opportunities in product styling, quality, fit and allocation at each of our brands and we are working to strengthen our market position through more effective digital marketing. I’ve been intimately involved with our Brand Presidents to review, revise and distort our product for required depth and designing marketing plans for the back half of the year to ensure we execute and drive sales.

At Chico’s, in addition to Karen, we have recruited new talent in both product and marketing. The team is continuing to elevate the quality, fit and aesthetic of the product and is focused on having a balanced assortment with wardrobe essentials, memorable pieces and thoughtful collections. Key items continue to be an important component of our assortments and we have added category depth and strength.

We have also reset the layout of our stores and of our online presentation to reflect these merchandising changes. We are now telling our customers a cohesive story of what we stand for and making our stores more inviting with improved visual impact of new and current products. As to marketing, the team is focused on improving our voice of the customer by increasing our focus on digital.

Next, at White House Black Market, our colors and prints in the first spring delivery were not aligned to our customer closely enough. However, these are issues that are within our control and we are taking swift actions to adjust our product and brand position for the fall and holiday season as mentioned earlier. In addition, we have a more rigorous testing capability in place for merchandise approvals and have hired a seasoned expert executive to specifically address print and color throughout the organization.

We have adjusted our assortments where possible for Q3 and we anticipate more meaningful visual improvement in the balance of fall and with the holiday deliveries. We are also well underway in a search for a new Head Merchant for our White House Black Market brand and expect to make an appointment in the near term.

During the transition, Kim Roy, who joined our board in February, is working with the brands and myself during this period to assist with product and merchandising. Kim has more than 30 years of experience in the retail industry, particularly in women’s apparel. Most recently, Kim spent 13 years as Group President of Ralph Lauren and had both sales and product responsibility. We are pleased to be able to tap into Kim’s eye and her expertise.

At Soma, we are investing in growth. Driven by our focus on innovation and new product launches, we continue to gain traction in bras and sleepwear. We have a major new bra launch in our Vanishing franchise in the back half of the year and additional innovation and new launches planned as we look up to next spring. We are testing new value sets around gifting occasions and

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Chico's FAS, Inc.	CHS	Q1 2019 Earnings Call	Jun. 11, 2019
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sleepwear as well. Our product initiatives are supported with a strong marketing program focused on digital and influencers, which is driving growth in new and reactivated as well customers.

So, next, our second focus area, optimizing the customer journey to drive sales. We have invested in technology to digitize the customer experience in a way that meets her heightened expectations for seamless, fast and transparent service. We are now using Style Connect, a newly developed proprietary tool that syncs to the company’s legacy clientele program and can drive sales both online and in-store across the network.

We have expertise with creating a personal connection with our customers that drives loyalty and further strengthens the connection and now digital is being enabled for the first time with Style Connect. We are training our sales associates on how to utilize this technology to build wardrobes for our customers and we are starting to see traction in our test models as customers respond to our messaging, our style boards and fashion advice tailored specifically to their needs. In addition, this summer, we will take the next step in executing our customer journey strategy with the implementation of Buy Online and Pick-up in Stores across our stores.

And our third key focus area is sourcing and supply chain transformation. In supply chain, we are working to fully digitize our end-to-end operations to allow for a more seamless integration from vendors through fulfillment to customer. We recently engaged in a full network study to optimize our distribution network and evaluate alternatives. To support our focus on elevating product, styling and quality, we are also making changes to our sourcing. We have worked diligently to consolidate our vendor base for both product consistency, speed and volume advantages that we have not had in our business to-date.

For example, over the last year, we have reduced our vendor base by almost 25%. And through ongoing negotiations with our vendors, we believe there is opportunity for even more consolidation and scale and the benefit that, that brings. At the same time, we continue to reduce our China manufacturing concentration. We are all well aware of the tariffs on product from China. And before moving on, I want to spend a moment providing an update on our sourcing from this country.

Over the last year, we have reduced our product manufactured in China by approximately 20% as we continue to diversify our countries of origin and continue to further reduce our penetration there.

As for the tariffs, we have had minimal impact to-date from the imposed 25% duty on a limited amount of Chinese products, but we anticipate a significant impact if the proposed 25% tariff on the fourth tranche of goods, announced on May 5, goes into effect. We are working on mitigating strategies, including engaging with our vendors on cost-sharing agreements and managing and adjusting our forward buys and product pricing.

Before I turn the call over to Todd, I’d like to update you on the status of our search for a permanent CEO, which began seven weeks ago. We have been impressed by the caliber of candidates that we are seeing. Importantly, they too believe in the company and in the market opportunities for our brands. The CEO search is proceeding ahead of our expectations and we look forward to keeping you updated.

In summary, we are making important changes across the organization. These improvements will take time to translate into financial results, but having led previous turnarounds, I am confident we are on a better path forward for the company and for our shareholders.

Todd?

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Chico's FAS, Inc.	CHS	Q1 2019 Earnings Call	Jun. 11, 2019
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Todd E. Vogensen, Executive Vice President, Chief Financial Officer & Assistant Corporate Secretary, Chico’s FAS, Inc.

Thanks, Bonnie, and good morning, everyone. Before we begin our comments and discussion, our first quarter financial results will be on an adjusted or a non-GAAP basis. You’ll find the GAAP to non-GAAP reconciliation schedule included with our press release issued this morning.

With that, we reported comparable sales for the first quarter down 7%, in line with our previous outlook and reflecting the soft start to the quarter across all of our brands. We did see strength in e-commerce, which increased low-double digits compared to last year’s first quarter. We believe our ongoing investment in our omni-platform and customer journey will continue to fuel healthy growth in this channel.

Moving to the bottom line, we reported first quarter adjusted earnings of $0.05 per diluted share, which excludes the accelerated depreciation charges related to our retail fleet optimization program. Merchandise margin was down slightly, primarily due to the higher levels of discounts at White House Black Market to clear through spring product. Merchandise margin at both Chico’s and Soma was up compared to the prior year. We exited the quarter with total inventory down 4.5% compared to last year.

Overall, gross margin was down 250 basis points, slightly better than our expectations. The decline primarily was due to costs related to the expansion of our omnichannel programs and deleverage of fixed costs on reduced sales. This also excludes the impact of accelerated depreciation charges related to our fleet optimization program of 100 basis points.

Moving to SG&A expenses, first quarter SG&A was down $1 million compared to last year and was in line with our expectations. Our balance sheet remains strong and we ended the quarter with $168 million in cash and short-term investments and $54 million in debt. We anticipate that we’ll generate strong positive free cash flow for the full year. We continue to focus on our capital expenditures on investments in technology and existing store remodels and refreshes.

Consistent with our prior outlook for 2019, our plan for capital expenditures remains at $55 million. We invested $8 million in the first quarter. We closed eight stores in the first quarter and we’re on track to close 60 to 80 stores in fiscal 2019, previously announced as part of our retail fleet optimization plan.

In the first quarter, we returned $10 million to shareholders. In the trailing four quarters, we have returned approximately $124 million to shareholders in the form of dividends and share repurchases. We currently have approximately $55 million outstanding under our existing share repurchase authorization.

Now, turning to our financial outlook for the second quarter and our updated outlook for the full year of 2019, this outlook excludes expected net charges related to the retail fleet optimization plan. For the second quarter of fiscal 2019 compared to last year’s second quarter, we expect a mid-single-digit decline in total net sales and consolidated comparable sales, reflecting a sequential improvement in sales trends in both our Chico’s and Soma brands and softer sales in our White House Black Market brand.

Gross margin, as a percent of net sales, to decline approximately 200 basis points to 250 basis points, due primarily to incremental costs associated with our omnichannel programs and deleverage of fixed costs from lower sales. And our SG&A expenses will be approximately flat, reflecting ongoing cost management, offset by investments in Soma marketing.

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Chico's FAS, Inc.	CHS	Q1 2019 Earnings Call	Jun. 11, 2019
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For the full year 2019 compared to last year, we expect a low to mid-single-digit decline in total net sales and consolidated comparable sales versus our previous guidance of a low-single-digit decline in total sales and comparable sales. This outlook takes into consideration our first quarter performance and reflects improved sales trends across all brands in the second half of the fiscal year, driven by the key priorities and actions that Bonnie outlined earlier.

Gross margin as a percent of net sales will be down 50 basis points to 100 basis points versus our previous guidance of approximately flat to down 50 basis points due to incremental costs associated with our omnichannel programs and deleverage of fixed costs from lower sales. The improvement in the second half trends for our full-year outlook for gross margins is driven by the expected improvement in sales trends across all brands in the second half of the year.

SG&A, we expect to be down approximately $10 million versus our previous guidance of approximately flat, reflecting investments in Soma marketing, offset by ongoing cost management. And lastly, our fiscal 2019 tax rate in the range of 35% to 40%, which excludes accelerated depreciation related to our fleet optimization plan. Note that for the second through fourth quarter of fiscal 2019, we anticipate our tax rate to normalize in the range of 25% to 28%.

Overall, our bottom line earnings expectations are roughly the same as our prior guidance. We’ve rebalanced components of our P&L to account for weaker first half and a stronger second half for the year.

Now, I’ll turn the call back over to Julie for Q&A.

Julie F. Lorigan, Vice President-Investor Relations, Public Relations & Corporate Communications, Chico’s FAS, Inc.

Thank you, Todd. At this time, we’d be happy to take your questions and I’ll turn it back to Anita to begin.

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Chico's FAS, Inc.	CHS	Q1 2019 Earnings Call	Jun. 11, 2019
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QUESTION AND ANSWER SECTION

Operator: We will now begin the question-and answer-session. [Operator Instructions] The first question today comes from Susan Anderson with B. Riley FBR. Please go ahead.

<Q – Susan Anderson – B. Riley FBR, Inc.>: Hi. Good morning. Thanks for taking my question and nice to see the improvement in the Chico’s brand. I was wondering maybe if you could just talk about inventory levels across the brands. I guess will there be the need for additional clearing in second quarter?

And then, as it relates to gross margin, I may have missed this, but did you guys say what merch margin was in second quarter? And then, if you could talk about your expectations for – I mean in first quarter, sorry – merch margin in second quarter and then the back half too, that’d be great. Thanks.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Absolutely. So, inventory levels across brands, for Chico’s and White House, we’ve been managing inventory really in line with sales and being proactive in how we go about doing that. That did cost us a little bit of merchandise margin as we went through the first quarter and nothing terribly significant. We’ve been managing our inventory pretty tightly.

And as we go into Q2, I would say much the same. We’ve set ourselves up with inventory overall in solid position. Our sales particularly for White House are expected to be lower than we probably would have budgeted, but we’ve also positioned our inventory fairly well. So, no significant impact to maintain margin in the second quarter.

Across inventory levels, what I’d tell you is, again, for Chico’s and White House, we really are managing those inventory levels in line with our overall sales expectations and we’ll have some areas where if we see opportunity, we will invest behind those. The bigger opportunity really will be through Soma. And in Soma, with the tailwind we have, with the programs we have planned, you will see an increase in Soma inventories, particularly as we get into the second half.

<Q – Susan Anderson – B. Riley FBR, Inc.>: Great. That’s really helpful. And then, just one follow-up on the improvement in sales in the back half across the brands, maybe if you could just kind of talk about the drivers there. And I guess for White House specifically, do you feel like you can switch the merchandise up enough to get that inflection in the back half? And I guess for Chico’s, I assume it’s just kind of continuation of improved performance there. Thanks.

<A – Bonnie Brooks – Chico’s FAS, Inc.>: Good assumptions. Hi. It’s Bonnie.

<Q – Susan Anderson – B. Riley FBR, Inc.>: Hi.

<A – Bonnie Brooks – Chico’s FAS, Inc.>: Yeah. Hi. Thanks for your question. So, starting with White House, yeah, the White House has our significant attention right now, both my attention, Kim’s attention and in fact in looking at product and doing product reviews, we’re bringing in all of the senior leaders in the company to those product reviews for the first time.

So, we are actually taking advantage of the merchant expertise we have across all the brands to look at each brand now. And that’s a new practice and has resulted in significant changes, I would say, to the White House product, primarily Q4. Q1, I can guarantee will be a different product. Q4 is significantly different product and not as much in Q3. In Chico’s, the brand is much more elevated for fall than it was and we’re very excited about the product in that brand going forward.

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Chico's FAS, Inc.	CHS	Q1 2019 Earnings Call	Jun. 11, 2019
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<Q – Susan Anderson – B. Riley FBR, Inc.>: Got it. That’s very helpful. Thanks so much. Good luck [indiscernible] (26:16).

<A – Bonnie Brooks – Chico’s FAS, Inc.>: Thank you.

Operator: The next question comes from Kimberly Greenberger with Morgan Stanley. Please go ahead.

<Q – Kimberly Greenberger – Morgan Stanley & Co. LLC>: Great. Thank you so much. Todd, I just wanted to start with free cash flow. Could you just remind us how much free cash flow you’re expecting here this year and any other sort of cash management strategies that you’ve got?

And then, Bonnie, I just wanted to ask, it sounds like you are testing or are you working on setting up a more rigorous testing of product? And I’m wondering if you’ve got any feedback on the second half product that gives you confidence in that improvement trend and any other strategies that you’ve got to try to improve the success of the merchandising effort across the organization. Thank you.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thanks, Kimberly. I’ll go ahead and start it on the cash flow question. So, you’re right. Free cash flow has been really a bedrock of some of the successes we’ve had over the last 10 years. We have had 10 years in a row of about $100 million or more of free cash flow. So, going forward, clearly, very focused on it. We haven’t given an exact amount for this year, but as always, it is a focus.

From a strategy perspective, we are looking at capital that’s similar to last year. And then, within the operating bucket, we continue to look at all of the normal opportunities. So, certainly looking at accounts payable leverage as we go forward, buying inventory more in real time with the need for that inventory which allows us to increase our accounts payable leverage. We had great leverage last year and continue to expect to try to maximize that. And then, on the occupancy side, with our continued store rationalization plan, that should help our overall rent in particular on the cash front side.

<Q – Kimberly Greenberger – Morgan Stanley & Co. LLC>: Bonnie?

<A – Bonnie Brooks – Chico’s FAS, Inc.>: Okay. Thanks, Todd. So, in terms of testing, thank you for the question, Kimberly, I would say that what we really have developed recently is a much more rigorous criteria for product. So, we’ve actually developed a methodology for scoring product and scoring the attributes and ranking the attributes of each product in terms of what is its purpose, how does it rank on color, print, styling, et cetera, et cetera and we’re giving each garment a score. And that’s quite important, because we actually then take that back to analyzing the bestsellers.

So, we’re ensuring that the team maintains its institutional knowledge around items. What we have found in the first quarter, particularly at White House, was that they had veered off the product model and the rigorous testing.

So, these are all in place now and as well I would say that we are all looking at all of the product and spending an inordinate amount of time with the actual merchant teams. We are working directly with all the merchandise managers as well. So, it’s a shared effort to drive an elevated taste level, particularly in prints, colors and actual styling. Does that answer your question, Kimberly?

<Q – Kimberly Greenberger – Morgan Stanley & Co. LLC>: Yes. Thank you so much.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thanks, Kimberly.

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Operator: The next question comes from Simeon Siegel from Nomura/Instinet.

<Q – Dan Stroller – Nomura/Instinet>: Hey. This is Dan on for Simeon. Thanks for taking our question. Could you provide any color on traffic trends you saw throughout the quarter by brand? And then, separately, was there any notable difference between full price stores and outlets across the concepts? Thanks.

<A – Todd Vogensen – Chico’s FAS, Inc.>: In terms of traffic trends across the quarter, generally, I would say our store traffic trends were in line with what you would expect. For White House Black Market with the comps being what they were, that clearly was a little bit lower than what the other brands would have been seeing.

In terms of outlets versus frontline, outlets continue to drive traffic. They’ve done a very good job on their overall assortments. And in those centers, we continue to see a good flow of customers. So, our outlet centers have been a positive spot for us on traffic.

<Q – Dan Stroller – Nomura/Instinet>: [ph] Awesome (31:46). Best of luck. Thank you.

Operator: The next question comes from Janine Stichter with Jefferies. Please go ahead.

<Q – Janine Stichter – Jefferies LLC>: Hi. Good morning. A question for Bonnie. You mentioned taken some projects off the agenda that weren’t directly improving the customer experience. Can you maybe touch on some of these projects that you’ve opted to walk away from and then maybe give some more color on which projects this has allowed the company to refocus its attention on. Thank you.

<A – Bonnie Brooks – Chico’s FAS, Inc.>: Okay. Thanks for the question, Janine. I think what happens in a lot of companies is that we build a lot of list of projects and that list can get quite excessive. We took a look six weeks ago at all of the projects on our agenda. And actually, we moved more than half of them, because those are things that may have been valid yesterday in the business, but they’re not valid today. And what I mean by that is we made a significant effort to concentrate only on sales driving areas of the business, which I maybe mentioned earlier in my notes, but the point of that is that anything that isn’t driving sales, improving product, focused on the customer and focused on marketing to that customer and the sales tools that we have for all that are new, maximizing those sales tools is off the agenda.

Now, some of those projects are valid going forward in the longer term, but they’re not where we need to focus and concentrate today. We have a real rigor around making sure that every meeting and every senior leader is aligned to our three priorities. And I can tell you it’s very easy for people to drift away and we have to continually remind them in the meetings that we’re not actually going to be talking about that today. We are only focused on the three areas that we’ve mentioned, so product, sales and marketing and, of course, supply chain and sourcing.

<Q – Janine Stichter – Jefferies LLC>: That’s helpful. Thank you.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thank you.

<A – Bonnie Brooks – Chico’s FAS, Inc.>: Have to make choices.

Operator: The next question comes from Roxanne Meyer with MKM Partners. Please go ahead.

<Q – Roxanne Meyer – MKM Partners LLC>: Great. Good morning. First, I want to say how refreshing it is to see the focus being on sales as your really top priority. I’m just wondering what

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Chico's FAS, Inc.	CHS	Q1 2019 Earnings Call	Jun. 11, 2019
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you see as kind of the low-hanging fruit for both Chico’s and White House Black Market in terms of returning to that sales growth and how you’re thinking about your strategy for customer acquisition?

And then, secondly, White House Black Market, it feels like every few years the pendulum swings between having too much color, not having enough color. How are you thinking about the balance of being at your core white and black versus layering in that color? Thank you.

<A – Bonnie Brooks – Chico’s FAS, Inc.>: Okay. Lots of questions in there. Thanks. It’s fascinating. We are having a renewed emphasis in the business on product and putting the customer at the core. And when we have been hearing from potential candidates for CEO, it’s very interesting to hear their thoughts and how they absolutely align with the board’s thoughts, my thoughts and Kim Roy’s thoughts on the business opportunities.

So, when you talk about low-hanging fruit, there are significant opportunities in our business. We are analyzing the business category by category as you would expect. And really, looking at what is the purpose of the category, what are the strengths and weaknesses in the category and how can that category be beefed up immediately. We have already made significant changes to each category, particularly in Chico’s.

And with Karen leading that team and coming from Nordstrom, I think one of the benefits of having team leaders who are apparel experts is the recognition of this specific customer group and what sells to that customer and having a wider lens on what the opportunities are to sell to that customer. Karen has been selling to that customer for 30 years as I have. So, we have a much different approach to categories, to item development, to all of the key factors that drive a brand and its price.

So, is there low-hanging fruit? 100%. Are we after it? Absolutely.

In terms of White House and your comment about color and black and white, actually if you go in the stores right now, you will not see very much black and white, which is a little issue – not a little issue, a major issue. And the colors need to be perfect. And that’s the rigor and discipline that we’re putting into place in White House is to establish the parameters around which we will not deviate in merchandise. And also, White House has incredible category development opportunities.

So, we see a lot of low-hanging fruit, so do the potential CEO candidates. Their comments, as I said earlier, dovetail with our own. So, we’re very excited about the opportunities and so are the candidates and that’s terrific, because people understand our white space. They understand the white space we have in White House Black Market and they understand the white space that we have in Chico’s, both. And, of course, Soma is on a trajectory. So, that’s quite exciting.

<Q – Roxanne Meyer – MKM Partners LLC>: Great. That’s helpful. Thanks for all of your insights and best of luck.

<A – Bonnie Brooks – Chico’s FAS, Inc.>: Thank you very much. Come shop with us.

Operator: [Operator Instructions] The next question comes from Janet Kloppenburg with JJK Research. Please go ahead.

<Q – Janet Kloppenburg – JJK Research>: Hi. Good morning, everyone. I wanted to ask Bonnie a couple questions about White House Black Market. I understand that color and print were an issue. I’m wondering if there were other issues that you could talk about perhaps across category or pricing imbalances that could be corrected in the near term.

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Chico's FAS, Inc.	CHS	Q1 2019 Earnings Call	Jun. 11, 2019
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And then, with respect to Chico’s, I know that there had been an inadequate level of basics in the assortment. The balance was out of whack between basics and fashion. And I’m wondering if that’s been restored or how long it will take to get there.

And then, you talked about the assortments for the back half being elevated and I wondered what that meant in terms of styling and perhaps pricing and if there’s a new direction for Chico’s that we’ll see as the fall season opens up. Thanks so much.

<A – Bonnie Brooks – Chico’s FAS, Inc.>: Okay. A lot packed into that question. Maybe I’ll start with the final part of your question, which is the direction of Chico’s. She talked about Chico’s, sorry, yeah, the new direction in terms of elevation and your question around what does that mean. So, it is our belief that the product over the last couple of years at Chico’s has been a bit more mass market than it was at the height of its significance in sales and importance to the customer.

So, to that end, the product itself is being elevated. And what that means is more sophisticated prints, more sophisticated styling and shapes, the knits have huge opportunity for improvement in hand, quality, fit and again in shape. We have a really amazing opportunity ahead of us to create more of a price-value relationship. And so, is it our intent to increase prices? No. But is it our intent to increase the product quality and elevate the taste level? Absolutely.

You had a question about basics and, yes, balancing the basic assortments and also we believe that making our basics not so basic, making them more interesting than the competitive basics is really the way to go for Chico’s.

In terms of White House – sorry, you were discussing the prints, right? And the...

<A – Todd Vogensen – Chico’s FAS, Inc.>: Is there anything beyond print and color?

<A – Bonnie Brooks – Chico’s FAS, Inc.>: Beyond the print and color, oh, are there any other issues in terms of risk? Was that the question, right?

<A – Todd Vogensen – Chico’s FAS, Inc.>: Yeah.

<A – Bonnie Brooks – Chico’s FAS, Inc.>: No. I think our major issue at White House is relevance of the product, a little – a couple of fit issues, but that’s related to quality of fabrication. Our new specialist that we’ve brought in, who is a real expert on print and color and fabric, is a major addition to the overall team and we need a guiding steady hand in that role and we have one now. She has just recently joined. So, we’re very excited about that.

<Q – Janet Kloppenburg – JJK Research>: Thank you so much. Good luck.

<A – Bonnie Brooks – Chico’s FAS, Inc.>: Thank you very much.

Operator: The next question comes from Paul Trussell with Deutsche Bank. Please go ahead.

<Q – Gabby Carbone – Deutsche Bank Securities, Inc.>: Hi. Good morning. This is Gabby Carbone on for Paul. Thanks for taking our question. So, I understand the line between the stores and online channel continues to blur. But was just wondering if you could discuss online trends versus what you saw in stores. Thanks.

<A – Todd Vogensen – Chico’s FAS, Inc.>: So, clearly – hi – online sales trended very well during the quarter, ending up with a low-double-digit increase. And so, that was certainly something that was – is something we’re proud of. We are getting a lot more of our initiatives that cross over between the two.

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So, right now, we have buy online ship from store. So, with that initiative, you can find product that’s online and to the extent it is available in store and maybe not in our distribution center, we can ship it to you. Those types of things are going to make it harder and harder to say just definitively is something in online sale or a store sale, but as an overall comment for you, what I can say is that traffic online has been increasing at a strong rate and much stronger than what you would expect in stores and I think that’s very common across retail right now.

<Q – Gabby Carbone – Deutsche Bank Securities, Inc.>: Thanks. Just a quick follow-up, from a top line perspective, just wondering how we’re thinking about the Amazon partnership and the QVC you’ve done in the past with Soma and then just what have you seen from a customer perspective with the launch of TellTale?

<A – Todd Vogensen – Chico’s FAS, Inc.>: Sure. So, I would say for QVC and Amazon and some of our third-party relationships, we are seeing successes right in line with what we had planned. As we’ve talked before, those are not going to be material businesses this year, but sales are sales. And we are seeing good sales. We are seeing good new customer flow coming out of those, which is encouraging.

In terms of TellTale, I would say we have seen good initial customer traffic flow for those businesses. It is early. It is very early, particularly for a brand that was launched just online only. So, I wouldn’t want to get too far ahead of ourselves in terms of results or anything else that I would indicate overall financial results right now. So, more to come on that one.

<Q – Gabby Carbone – Deutsche Bank Securities, Inc.>: All right. Thank you so much. Best of luck.

<A – Todd Vogensen – Chico’s FAS, Inc.>: Thank you.

Operator: This concludes our question-and-answer session. I would now like to turn the conference back over to Bonnie Brooks for any closing remarks.

Bonnie R. Brooks, Interim President and Chief Executive Officer, Director & Member-Executive Committee, Chico’s FAS, Inc.

Thank you very much, Anita. Okay. Well, thank you for all of your questions. In conclusion, I hope you have gathered from our comments and our discussion that it is not business as usual. We know this company can do much better and we are committed to taking all of the required and appropriate steps to enhance our growth and value for our shareholders.

So, thank you for joining us and for your time today. We really appreciate it.

Operator: This conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

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